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                                                                Exhibit 11
                       ENRON CORP. AND SUBSIDIARIES
                     Calculation of Earnings Per Share
                                (Unaudited)

                                                          Year Ended December 31,
                                                         1996      1995      1994
                                                            (in millions except
                                                             per share amounts)

Primary Earnings Per Share
  Earnings on common stock
     Net income                                          $ 584     $ 520     $ 453
     Preferred stock dividends                             (16)      (16)      (15)
                                                         $ 568     $ 504     $ 438

  Average number of common shares outstanding              246       244       243

  Primary earnings per share of common stock             $2.31     $2.07     $1.80

Fully Diluted Earnings Per Share
  Adjusted earnings on common stock
     Net income                                          $ 584     $ 520     $ 453
     Preferred stock dividends                             (16)      (16)      (15)
     Add back:
       Dividends on convertible preferred stock             16        16        15
                                                         $ 584     $ 520     $ 453

  Average number of common shares outstanding
   on a fully diluted basis
     Average number of common shares outstanding           246       244       243
     Additional shares issuable upon:
       Conversion of preferred stock                        18        19        20
       Exercise of stock options reduced by the number
        of shares which could have been purchased with
        the proceeds from exercise of such options           7         5         3
                                                           271       268       266

  Fully diluted earnings per share of common stock       $2.16     $1.94     $1.70
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